SCHEDULE 14A

PROXY STATEMENT

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THL Credit Senior Loan Fund

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Park: Introduction

Thank you, Dan and good afternoon, everybody. Thank you to the RJ Closed End Fund Research team for inviting us to join this call. My name is Andrew Park, and I am a VP in Business and Product Development at First Eagle Alternative Credit. Joining me is Brian Good, the Principal Executive Officer of the THL Credit Senior Loan Fund.

First and foremost, we hope that everyone, their families, and their loved ones are healthy and safe in these times of uncertainties. COVID-19 has impacted all of us in different ways, but it has impacted all of us, nonetheless. This is an opportunity for us to help others and reassess our risk tolerances as we navigate this new world order. These are extraordinary and uncertain times, but we believe we will come out of the fog as stronger humans and investors.

Before we begin, please note that statements made on this call may constitute forward-looking statements within the meaning of the federal securities laws. Such statements reflect various assumptions by First Eagle Alternative Credit concerning anticipated results that are not guarantees of future performance and are subject to known and unknown uncertainties and other factors that could cause actual results to differ materially from such statements. The uncertainties and other factors are, in some ways, beyond management’s control, including the factors described from time to time in the Fund's filings with the Securities and Exchange Commission. Although we believe that the assumptions on which any forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect.  You should not place undue reliance on these forward-looking statements. Neither the Fund nor First Eagle Alternative Credit undertakes any duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this call.

Park: TSLF Review

I would now like to review TSLF’s performance as of last night. TSLF has not be immune to the broader market volatility as well as flight to safety. In general, we feel that bank loans will be an attractive investment over the long run as the search for yield restarts and the structurally defensive nature of bank loans, given their typical position at the top of the capital structure, attracts investors to the asset class.

As of last night, TSLF closed at a market price of $11.23 and a NAV of $13.21, representing a discount of 14.99% and a distribution rate of 10.79% on market price.

As of 12/31/19, the approximate top 5 holdings by industry was high tech at 21%, 15% in business services, 5.5% in telecom, 4% in hotel, gaming and leisure, and 4% in media broadcasting and subscription.

I would now like to introduce Brian Good, Senior Portfolio Manager and Chief Product Strategist to update everyone on the recent market conditions as well as our outlook.

Good: Market Commentary

The loan market has endured the most volatile period on record over the last three weeks. Both on the downside and, over the last few days, to the upside. Loans are down 18 points since February 21, which include 5 of the largest downward price moves over the last two weeks and 2 of the largest rebounds. March’s loan losses now exceed the worst of the financial crisis nearly 12 years ago , nov 08- - 8.47 and oct 08; -13.87. An avg price of 79.44 for the CS Leveraged Loan index has not been seen since the financial crisis when loans bottomed at 60. The hardest hit sectors with the recent downturn are energy, gaming and leisure, and metals and mining.

On average, loans are down 17.8 for the year. The market has been characterized by companies fully tapping their revolvers in a search for emergency liquidity. We have seen numerous credit downgrades as the rating agencies are proactively downgrading companies due to operating uncertainty. Investor redemptions have put additional pressure on the loan market, daily redemptive funds have sought out liquidity in the most liquid portions of the market, creating additional pressure on the most liquid names in the market. Unprecedented fiscal and monetary stimulus has begun to increase liquidity in the US debt markets, but we still see strains in the short term funding markets, as commercial paper and LIBOR are still finding their footing.

There are similarities and differences to the events of the 2008 financial crisis. People, companies and the markets have responded in unprecedented fashion. In many ways what took 18 months to play out in that financial crisis has played out in weeks during this crisis. The loan market was at the epicenter of the last crisis, as banks had ballooned their balance sheets with hard to sell M&A loans and CLO warehouse assets. Today the financial system faces an external factor. The current dislocation in the lending markets should be easier to deal with as there is a fraction of the unsold loan pipeline we saw in 2008. Banks also are much better capitalized and there is a now a non-bank lending world that is positioned to be responsive to the needs of borrowers. The Federal Reserve and the European Central Bank appear to be in an “anything it will take mode” and the US federal government is gearing up for another round of stimulus. The market has improved over the last few days, but no one is yet signaling that it is "all clear."

If you look at current pricing--L plus 1070, to a 3 yr takeout--it is suggesting a 19% default rate. That suggests to us that the market remains oversold. We believe the default rate out 1 year will likely remain below 10%. High yield bonds and stocks have behaved more positively, loans have definitely lagged as they have historically. It has not been uncommon for unsecured bonds in the same name as the loan to be priced higher for unsecured risk. We see real value in the market, however, volatility remains very high. We remain constructive on the healthcare, tech and cable, wireless sectors. And we are looking for unique opportunities in sectors that will benefit from government assistance including hotels, airlines and gaming.

Park: Proxy Discussion

Andrew: Before we go to Q&A, I wanted to make everyone aware of the upcoming Annual Meeting of Shareholders to be held on Friday, April 24, 2020. All shareholders as of the February 10th record date should have received a proxy card. If you are a financial advisor, please make sure your clients are aware of, and have received, this mailing.

This is an important Annual Meeting for the Fund's shareholders, as shareholders are being asked to approve a new advisory agreement between the Fund and First Eagle Alternative Credit, formerly known as THL Credit Advisors, who shareholders approved as the Fund's sole investment adviser in 2018. Shareholders are being asked to approve a new advisory agreement with First Eagle Alternative Credit as a result of a transaction earlier this year between THL Credit and First Eagle Investment Management. The closing of that transaction occurred on January 31st and resulted in a change of control of THL Credit for regulatory purposes. The Fund currently is operating under an interim advisory agreement with THL Credit, which has been rebranded as "First Eagle Alternative Credit."

I would briefly highlight the following items, which are described in more detail in the Fund's proxy statement:

•	The terms of the new advisory agreement are substantially identical to the terms of the prior advisory agreement that was approved by shareholders two years ago. The adviser will continue to receive a monthly fee computed at the annual rate of 0.80% of the Fund's average daily Managed Assets.
•	The current expense limitation agreement will be continued, and the Fund's expenses will not increase as a result of this transaction.
•	Other than the change in the ownership structure of the adviser, the transaction has not and will not materially affect the management and investment approach of the adviser or the Fund.
•	The Fund's investment objective, principal investment strategies and fundamental investment policies will not change as a result of the transaction.
•	First Eagle, which has approximately $101 billion in assets under management as of December 31, 2019, has a trusted and long-standing brand presence in the wealth management business, and its brand is expected to garner additional positive attention to the Fund.

For First Eagle Alternative Credit to continue serving as the Fund’s investment adviser, the Fund’s shareholders must approve the new advisory agreement at the Annual Meeting.

At the Annual Meeting, shareholders also will be asked to elect one Class III Trustee to serve for a term ending at the 2023 Annual Meeting of the Fund. Financial advisors will have discretion to vote on this proposal, but they will need to seek instructions from their clients with respect to the proposal to approve the new advisory agreement with First Eagle Alternative Credit.

If you are a financial advisor, please call us or your corporate actions desk for instructions to share with your clients on how to submit their votes through the RJ Client Portal, or if they have their control number, they can vote online at www.proxyvote.com. If you or your client prefers to vote over the phone and you are a Non-Objecting Beneficial Owner, you can call DF King at 866-796-7179. If you or your client is an Objecting Beneficial Owner, you can cast your votes over the phone with Broadridge at 800-690-9603 but you must have their control number on hand.

The Fund, First Eagle Alternative Credit and their respective board members and executive officers may be deemed to be participants in the solicitation of proxies from the Fund's shareholders. Information regarding the Fund's trustees and executive officers can be found in the Fund's definitive proxy statement for its Annual Meeting, filed with the SEC on March 12, 2020. Additional information regarding the interests of such potential participants are included in the proxy statement and other relevant documents filed with the SEC. You may obtain free copies of the proxy statement and any other relevant documents filed with the SEC by the Fund through the website maintained by the SEC or can be obtained free of charge at the Fund's website or by writing to the Fund.